Exhibit 99.2

NSTAR

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended
(in millions)	March 31,

	2004	2003

Operating revenues	$809.9	$762.9

Operating expenses:
Purchased power, cost of gas and demand
side management	488.5	451.5
Operations and maintenance	106.4	109.8
Depreciation and amortization	65.5	62.1
Taxes	62.0	54.9

Total operating expenses	722.4	678.3

Operating income	87.5	84.6

Other income (expense):
Interest charges	(38.1)	(42.2)
Other income, net	0.8	0.4

Preferred dividends of subsidiary	0.5	0.5

Net income	$49.7	$42.3

NSTAR

Condensed Consolidated Balance Sheets (Unaudited)

(in millions)	March 31,	December 31,
	2004	2003

Assets
Property, plant and equipment, net	$3,399.3	$3,376.7
Investments	71.7	68.9
Current assets	508.2	501.0
Regulatory assets and goodwill	2,246.0	2,294.2
Other deferred debits	79.8	79.9

Total assets	$6,305.0	$6,320.7

Capitalization and Liabilities
Common equity	$1,382.5	$1,361.6
Long-term debt and preferred stock	2,289.1	2,025.5
Current liabilities	691.9	939.9
Deferred taxes and unamortized investment tax credits	778.3	765.5
Regulatory liability - cost of removal	232.8	223.1
Other deferred credits	930.4	1,005.1

Total capitalization and liabilities	$6,305.0	$6,320.7

NSTAR

Energy Sales - Three Month Periods Ended March 31,

Retail Electric Sales - gWh

			%
	2004	2003	Change

Residential	1,766	1,765	0.1%
Commercial	3,136	3,048	2.9%
Industrial and other	440	444	(0.9)%

Total	5,342	5,257	1.6%

Firm Gas Sales and Transportation - BBTU

			%
	2004	2003	Change

Residential	11,724	11,640	0.7%
Commercial	7,140	7,167	(0.4)%
Industrial and other	3,219	3,412	(5.7)%

Total	22,083	22,219	(0.6)%